Exhibit 1.1

CannaPharmaRx Finalizes Multi-Million Dollar Israeli Supply Agreement with Cantek

CALGARY, AB / ACCESSWIRE / February 15, 2024 / CannaPharmaRx, Inc. (OTC PINK:CPMD), a future leader in ultramodern, highly efficient cannabis production facilities announced today that it has entered into a strategic Supply Agreement (the "Agreement") with Cantek Holdings ("Cantek"), one of Israel's leaders in import and distribution of medical grade cannabis. This agreement will provide direct access to Israel’s burgeoning consumer demand.

Under the terms of the Agreement, CannaPharmaRx will supply Cantek with a minimum of 1,000 kgs of product annually. Having secured all necessary export and import permits and licenses, the initial shipment of cannabis to Cantek, under the Agreement, will begin late Q1 2024.

Cantek is one of the leading Medical Cannabis enterprises in Israel, with a foothold across the entire value chain of the medical cannabis industry in Israel. Cantek holds strategic partnerships with prominent pharmacy chains, distribution companies, clinics and is deeply involved with Israel's growing medical cannabis patient community. Recently passed legislation bolstered the demonstrated market demand and regulatory support for high quality cannabis and is expected to significantly grow the medical cannabis industry.

CannaPharmaRx plans to continue to leverage its recent successes as it further develops its cannabis markets internationally in key markets. The company is now strategically positioned in some of the largest cannabis markets in the world.

"We are excited about our strategic relationship with Cantek, a leader in the Israeli market. This Agreement provides our company with a great opportunity to expand our cannabis brands and industry leading science in one of our key international markets of focus. Today’s announcement validates our position in the world’s cannabis market, and we consider this Agreement to be a major step forward towards making certain our product is pre-sold prior to beginning each planting and harvesting," commented Dean Medwid, CEO of CannaPharmaRx.

About CannapharmaRx, Inc.

CannapharmaRx is focused on the acquisition and development of state-of-the-art cannabis grow facilities in Canada. CPMD is in discussion with other companies regarding potential acquisitions. CannapharmaRx's business strategy is to become a leader in high quality and low-cost production of cannabis through the development, acquisition, and enhancement of existing facilities. CannapharmaRx is committed to operating high-quality facilities utilizing the latest technology in combined heat and power generation to ensure being a low-cost producer of cannabis.

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This press release contains forward-looking information or statements. All statements that are or information which is not historical facts, including without limitation, statements regarding future estimates, plans, programs, forecasts, projections, objectives, assumptions, expectations, or beliefs of future performance, are 'forward-looking information or statements.' Forward-looking information or statements can be identified by the use of words such as 'plans,' 'expects,' or 'does not expect,' 'is expected,' 'estimates,' 'intends,' 'anticipates,' or 'does not anticipate,' or 'believes,' or variations of such words and phrases or statements that certain actions, events or results 'may,' 'could,' 'would,' 'might' or 'will' be taken, occur or be achieved. With respect to forward-looking information and statements contained herein, Management of CannapharmaRx has made numerous assumptions, including, among other things, assumptions about general business and economic conditions. Such forward-looking statements are based on assumptions and involve known and unknown risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from any future results, events, or developments expressed or implied by such forward-looking information or statements. Readers are cautioned not to place undue reliance on such forward-looking information or statements. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in forward-looking information or statements. CannapharmaRx assumes no obligation to update any forward-looking information or statements, even if new information becomes available as a result of future events, new information, or for any other reason except as required by law.

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